Exhibit 10.18
March 1,, 2007
To: Kenneth C. Aldrich and William B. Adams

Re:	Consulting Agreement between Kenneth C. Aldrich, William B. Adams and Pacgen Cell Co. [Lifeline Cell Technology]
Dear Mr.’s. Aldrich and Adams,
At the International Stem Cell Corporation Board of Director’s meeting on November 17, 2006, we discussed the management fees owed to Mr. Adams and Aldrich. Up to June 1, 2006, Lifeline Cell Technology, LLC was accruing $10,000 per month in fees. From June 1, 2006 to November 1, 2006 the amount was increased to $20,000 per month. Effective November 1, 2006 both Mr. Aldrich and Adams entered into employment agreements with International Stem Cell Corporation. At that time the accrual of additional fees are cancelled. It was further agreed that International Stem Cell Corporation will continue to pay $20,000 per month until the remainder of the obligation is paid in full. Interest will continue to accrue at 10% per annum until paid in full.
If you have any questions, please contact me.
With best regards,
/s/ Jeffrey J. Krstich
Jeffrey J. Krstich
CEO
International Stem Cell Corporation
2595 Jason Court, Oceanside, CA 92056 • Tel: (760) 940-6383 • Fax: (760) 940-6387 • internationalstemcell.com